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                                                                    EXHIBIT 7(h)

                         The News Corporation Limited
                          1211 Avenue of the Americas
                           New York, New York 10036

                                  May 2, 2001

Liberty Media Corporation
9197 South Peoria Street
Englewood, Colorado 80112

Ladies and Gentlemen:

          Reference is made to the Stockholders' Agreement, dated as of October 4, 1999 (the "Gemstar Stockholders' Agreement") among The News Corporation Limited ("News"), Liberty Media Corporation ("Liberty"), Henry C. Yuen and Gemstar International Group Limited, now known as Gemstar-TV Guide International, Inc. ("Gemstar"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Gemstar Stockholders' Agreement.

          In connection with the consummation on the date hereof of the merger (the "Merger") contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 2, 2001, by and among Liberty, Liberty UVSG, Inc., a subsidiary of Liberty ("LUVSG"), News and News Publishing Australia Limited ("NPAL"), pursuant to which NPAL (a subsidiary of News) is acquiring ownership of the 70,704,586 shares (the "Gemstar Shares") of the Common Stock, par value $.01 per share, of Gemstar (the "Gemstar Common Stock") held by LUVSG immediately prior to the Merger, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Liberty and News hereby agree as follows:
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Liberty Media Corporation
May 2, 2001
Page 2

          1.  Assignment of Rights. Except as provided below, Liberty hereby
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assigns to News all of its rights under the Gemstar Stockholders' Agreement, effective as of the Effective Time (as defined in the Merger Agreement) of the Merger; provided, however, that Liberty and News agree that (x) Liberty's right
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to purchase shares of Gemstar Common Stock pursuant to Section 4 of the Gemstar
Stockholders' Agreement shall terminate upon the Effective Time and will not be assigned to News, and (y) Liberty's rights under Sections 5 and 6 of the Gemstar Stockholders' Agreement shall terminate upon the Effective Time and will not be assigned to News; provided, however, that Liberty's rights under Sections 5 and
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6 will be reinstated (i) on November 27, 2001 in the event that News or a
Controlled Affiliate thereof (including Sky Global Networks, Inc. or any successor or Affiliate (as defined below) thereof) (collectively, the "News Acquiror") has not acquired the shares (the "Gemstar LTVGIA Shares") of Gemstar Common Stock held by Liberty TVGIA, Inc. ("LTVGIA") as contemplated by the letter agreement, dated September 27, 2000, between News and Liberty (the "Letter Agreement," which term shall include the Summary of Proposed Terms attached thereto), prior to November 27, 2001, unless at such date a News Acquiror and Liberty or an Affiliate of Liberty have previously entered into (A) definitive documentation regarding the Backup LTVGIA Transaction (as defined in the Letter Agreement), (B) an agreement for an alternative transaction regarding the Gemstar LTVGIA Shares or (C) an extension of the date by which the SGN/LTVGIA Transaction (as defined in the Merger Agreement) or the Backup LTVGIA Transaction is to be effected (the applicable of clauses (A), (B) or (C), the "Gemstar/LTVGIA Transaction Agreement"), or (ii) upon the termination of any Gemstar/LTVGIA Transaction Agreement without a News Acquiror having acquired the Gemstar LTVGIA Shares. Nothing set forth in this Section 2 shall be deemed to
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Liberty Media Corporation
May 2, 2001
Page 3

affect or modify in any way the rights and obligations of the parties set forth in the Letter Agreement regarding the SGN/LTVGIA Transaction or the Backup LTVGIA Transaction. The term "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such first Person.

          2.  Allocation of Directors. News and Liberty hereby acknowledge that
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pursuant to the Merger Agreement, the Gemstar Shares are being Transferred by the Liberty Group to the News Group at the Effective Time. In connection with such Transfer, News and Liberty hereby agree that in accordance with Section 2.1(g) of the Gemstar Stockholders' Agreement, effective at the Effective Time, the number of Liberty Designees shall be decreased by three (3), and the right to designate, remove or replace persons for such three director positions shall be allocated to News, thus increasing the number of News Designees by three (3), for a total of six (6) designees allocated to News. Without limiting the foregoing or the provisions of Section 1 hereof, the right to designate Boylan and his successors, or to remove the same, pursuant to Section 2.5(c) of the Gemstar Stockholders' Agreement, is hereby assigned by Liberty to News, effective as of the Effective Time. At the Effective Time, Liberty will cause to be delivered to News resignations from the Board of the Liberty Designees (other than Boylan), which resignations will be effective at the Effective Time. Promptly after the Effective Time, News and Liberty shall jointly notify Gemstar and Yuen (and the other Stockholders, if any) in accordance with Section 2.1(g) of the Gemstar Stockholders' Agreement, of the allocation and assignment provided in this Section 2 by delivering to them, in accordance with Sections 2.1(g) and 9.6 of the Gemstar Stockholders' Agreement, a letter reflecting the re-allocation of directors set forth above.
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Liberty Media Corporation
May 2, 2001
Page 4

          3.  Non-Compete. Liberty hereby agrees, for the sole benefit of News
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and its Controlled Affiliates, that, regardless of whether or not any Liberty
Designees continue to serve on the Board, until the first to occur of (i) July 12, 2005 and (ii) such time as no News Designees continue to serve on the Board, Liberty will continue to be subject to the provisions of Section 8 of the Gemstar Stockholders' Agreement.

          4.  Termination of TV Guide Stockholders' Agreement. News and Liberty
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agree that if and to the extent that the Stockholders' Agreement among TVG
Holdings, Inc., News, TCI UVSG, Inc., Liberty, Tele-Communications, Inc. and United Video Satellite Group (the "TV Guide Stockholders' Agreement") has not heretofore been terminated, News and Liberty for themselves and on behalf of their Controlled Affiliates (as defined in the TV Guide Stockholders' Agreement), hereby terminate the TV Guide Stockholders' Agreement and all rights and obligations of the parties thereunder.

          5.  Miscellaneous.
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              (a)   Waivers. No course of dealing will be deemed to amend or
discharge any provision of this letter agreement (the "Agreement"). No delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

              (b) Specific Performance. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law,
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Liberty Media Corporation
May 2, 2001
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including, without limitation, recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that (i) any remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss, and
(ii) any defense in any action for specific performance that a remedy at law would be adequate is waived.

          (c) Remedies Cumulative. The rights and remedies set forth in this Agreement are cumulative, and are not intended to be exclusive of any right or remedy provided in this Agreement, by law, in equity or otherwise. Except as provided in this Agreement, all legal remedies (such as monetary damages) as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.

          (d) Severability. Wherever possible each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

          (e) Entire Agreement. This Agreement contains the entire agreement and understanding of the Persons that are parties to this Agreement concerning its subject matter.
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Liberty Media Corporation
May 2, 2001
Page 6

          (f) Further Assurances. Each of the parties hereto will sign and deliver such other documents of further assurance as may reasonably be necessary to give effect to the provisions of this Agreement.

          (g) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

          (h)  Term; Amendments to Gemstar Stockholders' Agreement.

               (i) This Agreement will expire (x) in its entirety on the date specified in Section 9.13 of the Gemstar Stockholders' Agreement and (y) as to particular sections hereof, on such earlier date specified herein or upon the expiration or termination of the underlying or corresponding provision of the Gemstar Stockholders' Agreement.

               (ii) News hereby agrees that, without the prior written consent of Liberty, it shall not, and shall not permit any of its Controlled Affiliates to, take any action to (x) amend, modify or supplement the provisions of the Gemstar Stockholders' Agreement in any manner which (A) prior to the acquisition of the Gemstar LTVGIA Shares by a News Acquiror, affects any of Liberty's rights which may be reinstated pursuant to Section 1 hereof, or (B) increases or changes any of Liberty's obligations under the Gemstar Stockholders' Agreement, or (y) extends the term of the Gemstar Stockholders' Agreement or the date of termination or expiration of any obligation of Liberty thereunder.
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Liberty Media Corporation
May 2, 2001
Page 7

          (i) Governing Law. This Agreement shall be governed by the laws of the State of Delaware applied to contracts made and wholly performed in such State, without regard to principles governing conflicts of law which would apply the laws of a jurisdiction other than the State of Delaware. Any action to enforce any provision of this Agreement may be brought only in a court in the State of Delaware or in the United States District Court in the District of Delaware. Each party agrees to submit to the general jurisdiction of such courts and to accept service of process at its address for notices pursuant to the Gemstar Stockholders' Agreement in any such action or proceeding brought in any such court and hereby waives any claim that such action or proceeding brought in any such court has been brought in an inconvenient forum.
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Liberty Media Corporation
May 2, 2001
Page 8

     Please indicate your agreement with the foregoing by signing a copy of this Agreement in the space provided and returning it to the undersigned.

                                   Sincerely,

                                   THE NEWS CORPORATION LIMITED

                                   By: /s/ Lawrence A. Jacobs
                                       -------------------------
                                       Name: Lawrence A. Jacobs
                                       Title: Attorney-In-Fact

Accepted and Agreed:

LIBERTY MEDIA CORPORATION

By:  /s/ Elizabeth M. Markowski
     --------------------------------
     Name:  Elizabeth M. Markowski
     Title: Executive Vice President
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Liberty Media Corporation
May 2, 2001
Page 9


State of New York   )
                    : ss.
County of New York  )

     The foregoing instrument was acknowledged before me this __ day of May, 2001 by ______________________ as ____________________ of The News Corporation
Limited. My commission expires ___________________.

     Witness my hand and official seal.

     ____________________________
     Notary Public


State of Colorado   )
                    : ss.
County of Arapahoe  )

     The foregoing instrument was acknowledged before me this __ day of May, 2001 by ______________________ as ____________________ of Liberty Media
Corporation. My commission expires ___________________.

     Witness my hand and official seal.

     ____________________________
     Notary Public